Exhibit 23(b)

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-25269 of First Great-West Life & Annuity Insurance Company of our report dated January 29, 2001, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings, "Condensed Financial Information" and "Experts" in such Prospectus.





DELOITTE & TOUCHE LLP

Denver, Colorado
March 30, 2001